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                                                                 EXHIBIT 10.10.3

                                  ROBERDS, INC.

                           THIRD AMENDED AND RESTATED
                           EXECUTIVE COMPENSATION PLAN

                               Effective for 1998

I.       BACKGROUND
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The Roberds, Inc. Executive Compensation Plan is designed to reward executive officers and other senior managers with annual cash bonuses and grants of stock options, if the Company's pre-tax profit exceeds certain targets. As pre-tax profits grow, the awards increase. The system is designed such that cash bonuses, profit-sharing contributions, and stock awards begin to be earned at a pre-tax earnings threshold ("Threshold"), established annually by the Compensation Committee of the Board of Directors ("Committee"), and grow substantially as the Company's internal target for pre-tax earnings ("Target") is approached. If the Target is exceeded, there are significant increases in all forms of compensation.

All awards made under the Plan are made by the Committee. In general, the Chief Executive Officer will make recommendations to the Committee regarding awards to be made; however, the Committee can also initiate awards on its own.

II.      CASH BONUS PLAN (EXHIBIT A)
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A.       PROFIT PLAN. The annual profit plan is developed by executive management on a market-by-market basis. It is based on the expected performance for the year, adjusted for the impact of new store openings and other known changes in the business, and then "stretched" to develop high, but reasonable, targets for management. The internal plan is based on a Target established annually by the Committee, upon the recommendation of management.

B. PRE-TAX PROFIT. All calculations under the Plan start with pre-tax profit for the year. This is the expected audited, pre-tax earnings of the entire Company, with all known adjustments for the year, but before any year-end bonuses or profit-sharing contributions. The Committee can exclude certain items from the calculation of pre-tax earnings if, in its judgment, management cannot exert significant influence over the outcome of those items.

C. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer will be paid a cash bonus, expressed as a percentage of his base pay, depending the performance of the Company against its profit plan for the year. Below the Threshold, the Chief Executive Officer earns no cash bonus. Beginning at the Threshold, he earns a bonus equal to a percentage of his base pay. The bonus percentage increases with profits to a maximum percentage of his base pay set annually by the Committee, which is the Ceiling. The percentages are shown on Exhibit A, provided to the Committee.

D. OTHER SENIOR EXECUTIVES. The other executive officers, and other senior managers, share in a pool of money that also increases as pre-tax profits increase. The pool is calculated as a percentage of the base pay of the eligible managers. Below the Threshold, there is no money in the pool. Beginning at the Threshold, the pool is a small percentage of the base pay of the eligible managers, growing to maximum percentage of their base pay at the Ceiling.

         Once the size of the pool is determined, it is allocated to the participants based on their relative "shares" in the bonus pool. The shares are determined by reference to each manager's base pay as a percentage of the


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         base pay of the group. Certain managers have commission and override arrangements that are a part of their compensation arrangements. For these individuals, "base pay" is adjusted to reflect their estimated total compensation for the year, before any year-end bonuses. Exhibit B, provided to the Committee, illustrates the individual payouts to the group at various levels of profitability.

         Once the amount of each individual's bonus is determined under the formula, the Chief Executive Officer can recommend that the Committee reduce that amount by up to 50 percent, to reflect each individual executive's performance. Any amounts that become available as the result of such reductions can be used to increase other executives' bonuses, by up to 50 percent, to reflect their individual performance. However, the total amount awarded to all executives cannot exceed the total amount derived under the formula.

         The Committee may establish a percentage of the cash bonus pool to be held in a discretionary "pot." This money can be used by the Chief Executive Officer to cure any inequities that may arise under the formula system or to recognize outstanding achievements by an individual or group. This pot does not have to be awarded. The Chief Executive Officer will make specific recommendations to the Committee for any awards from this pool.

E. PROFIT-SHARING CONTRIBUTION. The Company has no fixed formula for contributions to the profit-sharing plan. The contributions to the profit-sharing plan will be adjusted annually by the Committee, based on the recommendation of management. However, in doing so, the Committee should be guided by the principles set forth in this Plan for cash bonus awards: below the Threshold, no profit-sharing contribution should be made; once the Threshold is reached, contributions can be made at a low percentage of pre-tax earnings; that rate should grow as pre-tax earnings approach the Target; and should increase more rapidly as the Target is exceeded. The Committee can elect to replace or supplement profit-sharing contributions with "matching contributions" to the Company's section 401(k) plan.

F. BONUSES TO OTHER EMPLOYEES. Outside of the Plan, the Company may also award cash bonuses to other lower-level employees not covered by the Plan. These awards are made in the discretion of management; however, none of these awards can be made to individuals participating in the Plan.

G. DISCRETIONARY POOL. While the Plan is largely formula-driven, it is recognized that circumstances can arise in which the Company fails to meet its pre-tax profit plan (i.e., falls below the Threshold Amount), but such shortfall is the result of unusual conditions or market forces. Likewise, the Company could fail to meet its pre-tax profit plan, but significantly outperform the comparable companies. In these instances, management may have performed well under difficult circumstances, but its effort simply did not yield the planned pre-tax earnings.

         In order to address such situations, the Plan permits the establishment of a Discretionary Pool, so that cash awards can be made to key executives even though the Company fails to achieve the Threshold Amount. The Discretionary Pool shall be defined as a percentage of the base pay of the executives described in sections C and D above. Such percentage shall be established annually by the Committee. Awards from the Discretionary Pool shall be approved by the Committee.

III.     STOCK OPTION PLAN (EXHIBIT C)
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A.       GENERALLY. The stock option award plan follows essentially the same approach as the cash bonus plan. Again, all awards will be made by the Committee.

         In general, the Company will issue Incentive Stock Options ("ISOs") under the stock option plan. However, the Committee has the ability to issue a variety of stock-based incentives, as set forth in the Roberds, Inc. 1993 Stock Incentive Plan. Furthermore, some grants of ISOs may be subject to the $100,000 annual limitation imposed by the Internal Revenue Code, and such grants may be, in whole or in part, converted to non-qualified options if they exceed such limitation.


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         Stock options will be awarded as percentage of each executive's base pay. No awards will be made if pre-tax earnings are below the Threshold. Beginning at the Threshold, awards are made based on a scale shown on Exhibit C, as distributed to the Committee. The award percentage grows as the performance against the profit plan increases. The awards reach a maximum percentage of an individual's base pay at the Ceiling.

         Once the dollar value of the stock options is determined under the formula, that value is converted to a number of shares based on the then-current value of Roberds' stock at the date of grant.

         Similar to the cash bonus plan, the stock option plan also reserves a pot of shares to be awarded by the Committee upon the recommendation of the Chief Executive Officer. These additional shares can be used to cure inequities in the formula system or to reward unusual efforts or results beyond those recognized by the formula system.

         The stock option plan includes all participants in the cash bonus plan. Outside of the Plan, the Committee may award stock options to other lower-level employees, upon the recommendation of management; provided, however, that no such awards can be made to participants in the Plan.

B. CHIEF EXECUTIVE OFFICER PLAN. The Chief Executive Officer's stock option plan is set at a slightly higher percentage of his base pay than that used for the other employees, as shown on Exhibit C distributed to the Committee. This is done to reinforce his focus on long-term growth and increases in shareholder value.

Approved by Compensation Committee, February 17, 1998




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